SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”), dated as of January 5, 2016, is by and among Textmunication Holdings, Inc., a Nevada corporation (the “Textmunication”), Aspire Consulting Group, LLC, a Virginia limited liability company (the “Company”), and each of the shareholders of the Company listed on Schedule 2.1 hereto (the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

The Company has 100 membership units issued and outstanding, 49 of which are held by the Shareholders. The Shareholders have agreed to transfer those 49 outstanding membership units (hereinafter referred to as the “Company Shares”) to Textmunication in exchange for an aggregate of 66,667 newly issued shares of Series B Convertible Preferred Stock, par value $0.0001 per share, of Textmunication (the “Textmunication Shares”).

The exchange of the Company Shares for Textmunication Shares is intended to constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.

The Board of Directors of Textmunication and the members of the Company have determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Shares

SECTION 1.01. Exchange by the Shareholders. At the Closing (as defined in Section 1.02), the Shareholders shall sell, transfer, convey, assign and deliver to Textmunication all of the Company Shares free and clear of all Liens in exchange for Textmunication Shares.

SECTION 1.02. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at the offices of Textmunication commencing upon the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II

Representations and Warranties of the Shareholders

The Shareholders hereby represent and warrant to Textmunication, as follows:

SECTION 2.01. Good Title. The Shareholders are the record and beneficial owners, and have good title to the Company Shares, with the right and authority to sell and deliver the Company Shares to Textmunication as provided herein. Upon delivery of any certificate or certificates duly endorsed for transfer to Textmunication, representing the same as herein contemplated and/or upon registering of Textmunication as the new owner of the Company Shares in the share register of the Company, Textmunication will receive good title to the Company Shares, free and clear of all liens, hypothecs security interests, pledges, equities and claims of any kind, voting trusts, trust agreements, shareholder agreements, prete-nom agreements and other encumbrances (collectively, “Liens”).

SECTION 2.02. Power and Authority. All acts required to be taken by the Shareholders to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with the terms hereof.

SECTION 2.03. No Conflicts. The execution and delivery of this Agreement by the Shareholders and the performance by the Shareholders of their obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, provincial, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to the Shareholders; and (iii) will not violate or breach any contractual obligation to which the Shareholders are a party.

SECTION 2.04. No Finder’s Fee. The Shareholders have not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that the Company or Textmunication will be responsible for.

SECTION 2.05. Purchase Entirely for Own Account. Textmunication Shares proposed to be acquired by the Shareholders hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholders have no present intention of selling or otherwise distributing Textmunication Shares, except in compliance with applicable securities laws.

SECTION 2.06. Available Information. The Shareholders have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in Textmunication.

SECTION 2.07. Non-Registration. The Shareholders understand that Textmunication Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholders’ representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to Textmunication Shares in accordance with Textmunication charter documents or the laws of its jurisdiction of incorporation.

SECTION 2.08. Restricted Securities. The Shareholders understand that Textmunication Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholders pursuant hereto, Textmunication Shares would be acquired in a transaction not involving a public offering. The Shareholders further acknowledge that if Textmunication Shares are issued to the Shareholders in accordance with the provisions of this Agreement, Textmunication Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholders represent that they are familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 2.09. Legends. It is understood that Textmunication Shares will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

SECTION 2.10. Accredited Investor. The Shareholders are “accredited investors” within the meaning of Rule 501 under the Securities Act.

ARTICLE III

Representations and Warranties of the Company

The Company has previously provided to Textmunication a Disclosure Schedule and draft Current Report on Form 8-K for filing with the Securities and Exchange Commission (the “SEC”), including financial statements and notes thereto (the “Company Disclosure Letter”). The Company represents and warrants to Textmunication that, except as set forth in the Company Disclosure Letter, regardless of whether or not the Company Disclosure Letter is referenced below with respect to any particular representation or warranty:

SECTION 3.01. Organization, Standing and Power. Each of the Company and its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and in which it has a place of business and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”). The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Textmunication true and complete copies of the certificate of organization and operating agreement of the Company and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement (as so amended, the “Company Constituent Instruments”), and the comparable charter, organizational documents and other constituent instruments of each Company Subsidiary, in each case as amended through the date of this Agreement.

SECTION 3.02. Company Subsidiaries; Equity Interests.

(a) The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. Except as specified in the Company Disclosure Letter, all the outstanding shares of capital stock or equity investments of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens.

(b) Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03. Capital Structure. The Company has 100 membership units issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Except as specified in the Company Disclosure Letter, the Company is the sole record and beneficial owner of all of the issued and outstanding capital stock of each Company Subsidiary. All outstanding shares of the capital stock of the Company and each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws, the Company Constituent Instruments or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. Except as set forth in this Section 3.03 and in the Company Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares or the common stock of any Company Subsidiary may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (a) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (b) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company or of any Company Subsidiary.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which the Company is subject.

SECTION 3.05. No Conflicts; Consents.

(a) Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under any provision of (a) the Company Constituent Instruments or the comparable charter or organizational documents of any Company Subsidiary, (b) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (c) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in the Company Disclosure Letter and except for required filings with England and Whales, the Financial Services Authority and applicable “Blue Sky” or local securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 3.06. Taxes.

(a) The Company and each Company Subsidiary have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by them, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. No tax audit is in process or threatened and the Company has not received a notice of assessment from any tax authority indicating a tax assessment or recalculation of any taxes in any tax return previously filed.

(b) The Company Financial Statements (as defined in Section 3.15) reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, provincial, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, provincial, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.07. Benefit Plans. Except as set forth in the Company Disclosure Letter, the Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, “Company Benefit Plans”). Except as set forth in the Company Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any general severance plan or policy.

SECTION 3.08. Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any Company Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, provincial, county, local or foreign), stock market, stock exchange or trading facility (“Action”) that (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Company Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal, state or provincial securities laws or a claim of breach of fiduciary duty.

SECTION 3.09. Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health, labor and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Letter, the Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law. This Section 3.09 does not relate to matters with respect to Taxes, which are the subject of Section 3.06.

SECTION 3.10. Brokers; Schedule of Fees and Expenses. Except for those brokers as to which the Company and Textmunication shall be solely responsible, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.11. Contracts. Except as disclosed in the Company Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.12. Title to Properties. Except as set forth in the Company Disclosure Letter, the Company and the Company Subsidiaries do not own any real or immoveable property. Each of the Company and the Company Subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Company Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

SECTION 3.13. Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. The Company Disclosure Letter sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. There are no claims pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right.

SECTION 3.14. Labor Matters. Except as set forth in the Company Disclosure Letter, there are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

SECTION 3.15. Financial Statements. The Company has delivered to Textmunication its financial statements for the period from January 1, 2015 through December 19, 2015 (the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company, as of the dates, and for the periods, indicated therein. The Company does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to January 1, 2015, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Company Material Adverse Effect.

SECTION 3.16. Insurance. The Company and the Company Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Company Subsidiaries are engaged and in the geographic areas where they engage in such businesses. The Company has no reason to believe that it will not be able to renew its and the Company Subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and the Company Subsidiaries’ respective lines of business.

SECTION 3.17. Transactions With Affiliates and Employees. Except as set forth in the Company Disclosure Letter and Company Financial Statements, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Company Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real, immoveable, personal or moveable property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 3.18. Internal Accounting Controls. The Company and the Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the officers by others within those entities. The Company’s officers have evaluated the effectiveness of the Company’s controls and procedures. Since March 31, 2014, there have been no significant changes in the Company’s internal controls or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

SECTION 3.19. Solvency. Based on the financial condition of the Company as of the Closing Date (and assuming that the Closing shall have occurred), (a) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (c) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company is not insolvent or bankrupt and it has not filed for protection under applicable law. Moreover, there has been no petition in bankruptcy filed by the Company or against the Company.

SECTION 3.20. Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its jurisdiction of formation that is or could become applicable to the Shareholder as a result of the Shareholder and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of and the Shareholder’s ownership of Textmunication Shares.

SECTION 3.21. No Additional Agreements. The Company does not have any agreement or understanding with the Shareholders with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

SECTION 3.22. Investment Company. The Company immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.23. Absence of Certain Changes or Events. Except as disclosed in the Company Financial Statements or in the Company Disclosure Letter from January 1 2015 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company or any Company Subsidiary, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c) any waiver or compromise by the Company or any Company Subsidiary of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or any Company Subsidiary, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e) any material change to a material Contract by which the Company or any Company Subsidiary or any of its respective assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Company Subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s or any Company Subsidiary’s ownership or use of such property or assets;

(g) any loans or guarantees made by the Company or any Company Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of the Company’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to the Shareholder or any purchase, redemption or agreements to purchase, redeem or retract any Company Shares;

(j) any issuance of equity securities to any officer, director or affiliate except pursuant to existing Company Shares option plans; or

(k) any arrangement or commitment by the Company or any Company Subsidiary to do any of the things described in this Section 3.23.

SECTION 3.24. Foreign Corrupt Practices. Neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary has, in the course of its actions for, or on behalf of, the Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV

Representations and Warranties of Textmunication

Textmunication represents and warrants as follows to the Shareholder and the Company, that, except as set forth in the reports, schedules, forms, statements and other documents filed by Textmunication with the SEC and publicly available prior to the date of this Agreement, or in the letter, dated as of the date of this Agreement, from Textmunication to the Company and the Shareholder (the “Textmunication Disclosure Letter”):

SECTION 4.01. Organization, Standing and Power. Textmunication is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Textmunication, a material adverse effect on the ability of Textmunication to perform its obligations under this Agreement or on the ability of Textmunication to consummate the Transactions (a “Textmunication Material Adverse Effect”). Textmunication is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Textmunication Material Adverse Effect. Textmunication has delivered to the Company true and complete copies of the certificate of incorporation of Textmunication, as amended to the date of this Agreement (as so amended, the “Textmunication Charter”), and the Bylaws of Textmunication, as amended to the date of this Agreement (as so amended, the “Textmunication Bylaws”).

SECTION 4.02. Subsidiaries; Equity Interests. Except as set forth in Textmunication Disclosure Letter, Textmunication does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 4.03. Capital Structure. The authorized capital stock of Textmunication consists of (1) 250,000,000 shares of common stock, par value $0.0001 per share, of which (a) 110,737,848 shares are issued and outstanding (before giving effect to the issuances to be made at Closing), and (b) no shares of common stock are reserved by Textmunication in its treasury; and (2) 10,000,000 shares of preferred stock, par value $0.0001 per share, of which (a) 4,000,000 shares of Series A Convertible Preferred Stock are issued and outstanding, (b) 16,667 shares of Series B Preferred Stock have been or will be designated by Textmunication in connection with the filing of a Certificate of Designation with the Nevada Secretary of State, and (c) no shares of preferred stock are reserved by Textmunication in its treasury. No other shares of capital stock or other voting securities of Textmunication are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Textmunication are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Nevada, Textmunication Charter, Textmunication Bylaws or any Contract to which Textmunication is a party or otherwise bound. Except as provided in the SEC reports, there are not any bonds, debentures, notes or other indebtedness of Textmunication having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Textmunication Shares may vote (“Voting Textmunication Debt”). Except as set forth above or stated in the SEC reports, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Textmunication is a party or by which it is bound (a) obligating Textmunication to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Textmunication or any Voting Textmunication Debt, (b) obligating Textmunication to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Textmunication. As of the date of this Agreement, there are no outstanding contractual obligations of Textmunication to repurchase, redeem or otherwise acquire any shares of capital stock of Textmunication. Textmunication is not a party to any agreement granting any securityholder of Textmunication the right to cause Textmunication to register shares of the capital stock or other securities of Textmunication held by such securityholder under the Securities Act. The stockholder list provided to the Company is a current stockholder list generated by Textmunication’s stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of Textmunication Shares as at the Closing.

SECTION 4.04. Authority; Execution and Delivery; Enforceability. The execution and delivery by Textmunication of this Agreement and the consummation by Textmunication of the Transactions have been duly authorized and approved by the Board of Directors of Textmunication and no other corporate proceedings on the part of Textmunication are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Textmunication, enforceable against Textmunication in accordance with the terms hereof.

SECTION 4.05. No Conflicts; Consents.

(a) Except as set forth in Textmunication Disclosure Letter, the execution and delivery by Textmunication of this Agreement, does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Textmunication under, any provision of (a) Textmunication Charter or Textmunication Bylaws, (b) any material Contract to which Textmunication is a party or by which any of its properties or assets is bound or (c) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to Textmunication or its properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Textmunication Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Textmunication in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (i) filing with the SEC of reports under Sections 13 and 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) filings under state “blue sky” laws, as each may be required in connection with this Agreement and the Transactions.

SECTION 4.06. SEC Documents; Undisclosed Liabilities.

(a) Except for the September 30, 2015 quarterly report on Form 10-Q, Textmunication has filed all reports, schedules, forms, statements and other documents required to be filed by Textmunication with the SEC, pursuant to Sections 13 and 15 of the Exchange Act, as applicable (the “Textmunication SEC Documents”).

(b) As of its respective filing date, each Textmunication SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Textmunication SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Textmunication SEC Document has been revised or superseded by a later filed Textmunication SEC Document, none of Textmunication SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Textmunication included in Textmunication SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Textmunication as of the dates thereof and the results of operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the filed Textmunication SEC Documents, Textmunication has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Textmunication or in the notes thereto. Textmunication Disclosure Letter sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of Textmunication) due after the date hereof. As of the date hereof, all liabilities of Textmunication have been paid off and shall in no event remain liabilities of Textmunication, the Company or the Shareholder following the Closing.

SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by Textmunication for inclusion or incorporation by reference in any SEC filing of report by the Company contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.08. Absence of Certain Changes or Events. Except as disclosed in the filed Textmunication SEC Documents or in Textmunication Disclosure Letter, from the date of the most recent audited financial statements included in the filed Textmunication SEC Documents to the date of this Agreement, Textmunication has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Textmunication from that reflected in Textmunication SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Textmunication Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Textmunication Material Adverse Effect;

(c) any waiver or compromise by Textmunication of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Textmunication, except in the ordinary course of business and the satisfaction or discharge of which would not have a Textmunication Material Adverse Effect;

(e) any material change to a material Contract by which Textmunication or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of Textmunication;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by Textmunication, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Textmunication’s ownership or use of such property or assets;

(i) any loans or guarantees made by Textmunication to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of Textmunication’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Textmunication;

(k) any alteration of Textmunication’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate (as defined in the Securities Act), except pursuant to existing Textmunication Shares option plans; or

(m) any arrangement or commitment by Textmunication to do any of the things described in this Section 4.08.

SECTION 4.09. Taxes.

(a) Except as set forth in Textmunication Disclosure Letter, Textmunication has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Textmunication Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Textmunication Material Adverse Effect.

(b) The most recent financial statements contained in the filed Textmunication SEC Documents reflect an adequate reserve for all Taxes payable by Textmunication (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Textmunication, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Textmunication Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Textmunication. Textmunication is not bound by any agreement with respect to Taxes.

SECTION 4.10. Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the filed Textmunication SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by Textmunication of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Textmunication (collectively, “Textmunication Benefit Plans”). As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Textmunication and any current or former employee, officer or director of Textmunication, nor does Textmunication have any general severance plan or policy.

SECTION 4.11. ERISA Compliance; Excess Parachute Payments. Textmunication does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Textmunication Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Textmunication.

SECTION 4.12. Litigation. Except as disclosed in Textmunication SEC Documents or in Textmunication Disclosure Letter, there is no Action that (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or Textmunication Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Textmunication Material Adverse Effect. Neither Textmunication nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 4.13. Compliance with Applicable Laws. Except as disclosed in Textmunication SEC Documents or in Textmunication Disclosure Letter, Textmunication is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Textmunication Material Adverse Effect. Except as set forth in Textmunication SEC Documents or in Textmunication Disclosure Letter, Textmunication has not received any written communication during the past two years from a Governmental Entity that alleges that Textmunication is not in compliance in any material respect with any applicable Law. Textmunication is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Textmunication Material Adverse Effect. This Section 4.13 does not relate to matters with respect to Taxes, which are the subject of Section 4.09.

SECTION 4.14. Contracts. Except as disclosed in Textmunication SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Textmunication taken as a whole. Textmunication is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Textmunication Material Adverse Effect.

SECTION 4.15. Title to Properties. Textmunication has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Textmunication has leasehold interests, are free and clear of all Liens other than those set forth in Textmunication Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Textmunication to conduct business as currently conducted. Textmunication has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Textmunication enjoys peaceful and undisturbed possession under all such material leases.

SECTION 4.16. Intellectual Property. Textmunication owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights that are material to the conduct of the business of Textmunication taken as a whole. Textmunication Disclosure Letter sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of Textmunication taken as a whole. Except as set forth in Textmunication Disclosure Letter no claims are pending or, to the knowledge of Textmunication, threatened that Textmunication is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Textmunication, no person is infringing the rights of Textmunication with respect to any Intellectual Property Right.

SECTION 4.17. Labor Matters. There are no collective bargaining or other labor union agreements to which Textmunication is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Textmunication, is imminent with respect to any of the employees of Textmunication.

SECTION 4.18. Market Makers. Textmunication has at least two (2) market makers for Textmunication Shares and such market makers have obtained all permits and made all filings necessary in order for such market makers to continue as market makers of Textmunication.

SECTION 4.19. Transactions With Affiliates and Employees. Except as set forth in the filed Textmunication SEC Documents and Textmunication Disclosure Letter, none of the officers or directors of Textmunication and, to the knowledge of Textmunication, none of the employees of Textmunication is presently a party to any transaction with Textmunication or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Textmunication, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 4.20. Internal Accounting Controls. Textmunication maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Textmunication has established disclosure controls and procedures for Textmunication and designed such disclosure controls and procedures to ensure that material information relating to Textmunication is made known to the officers by others within those entities. Textmunication’s officers have evaluated the effectiveness of Textmunication’s controls and procedures. There have been no significant changes in Textmunication’s internal controls or, to Textmunication’s knowledge, in other factors that could significantly affect Textmunication’s internal controls.

SECTION 4.21. Solvency. Based on the financial condition of Textmunication as of the Closing Date (and assuming that the Closing shall have occurred), (a) Textmunication’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Textmunication’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Textmunication’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Textmunication, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Textmunication, together with the proceeds Textmunication would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Textmunication does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

SECTION 4.22. Application of Takeover Protections. Textmunication has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Textmunication’s charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholder as a result of the Shareholder and Textmunication fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of Textmunication Shares and the Shareholder’s ownership of Textmunication Shares.

SECTION 4.23. No Additional Agreements. Textmunication does not have any agreement or understanding with the Shareholder with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

SECTION 4.24. Investment Company. Textmunication is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.25. Certain Registration Matters. Except as specified in Textmunication Disclosure Letter and Textmunication SEC Documents, Textmunication has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Textmunication registered with the SEC or any other governmental authority that have not been satisfied.

SECTION 4.26. Listing and Maintenance Requirements. Textmunication is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of Textmunication Shares on the trading market on which Textmunication Shares as currently listed or quoted. The issuance and sale of Textmunication Shares under this Agreement do not contravene the rules and regulations of the trading market on which Textmunication Shares is currently listed or quoted, and no approval of the stockholders of Textmunication is required for Textmunication to issue and deliver to the Shareholder Textmunication Shares contemplated by this Agreement.

SECTION 4.27. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Textmunication, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Textmunication under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Textmunication of its Textmunication Shares and which has not been publicly announced.

SECTION 4.28. Foreign Corrupt Practices. Neither Textmunication, nor to Textmunication’s knowledge, any director, officer, agent, employee or other person acting on behalf of Textmunication has, in the course of its actions for, or on behalf of, Textmunication (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE V

Deliveries

SECTION 5.01. Deliveries of the Shareholders.

(a) Concurrently herewith the Shareholders are delivering to Textmunication this Agreement executed by the Shareholder.

(b) At or prior to the Closing, the Shareholder shall deliver to Textmunication:

(i)	certificates representing its Company Shares;

(ii)	a duly executed share transfer power for transfer by the Shareholders of the Company Shares to Textmunication; and

(iii)	Duly executed lock-up agreements with the Shareholders and Textmunication.

SECTION 5.02. Deliveries of Textmunication.

(a) Concurrently herewith, Textmunication is delivering to the Shareholders and to the Company, a copy of this Agreement executed by Textmunication.

(b) Concurrently herewith, Textmunication is delivering to the Shareholders the Certificate of Designation for the Series B Convertible Preferred Stock.

(c) Promptly following the Closing, Textmunication shall deliver to the Shareholders, certificates representing Textmunication Shares.

SECTION 5.03. Deliveries of the Company.

(a) Concurrently herewith, the Company is delivering to Textmunication this Agreement executed by the Company.

(b) At or prior to the Closing, the Company shall deliver to Textmunication a certificate from the Company, signed by its authorized officer certifying that the attached copies of the Company Constituent Instruments and resolutions of the Board of Directors and Shareholders of the Company approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

ARTICLE VI

Conditions to Closing

SECTION 6.01. Shareholders and Company Conditions Precedent. The obligations of the Shareholders and the Company to enter into and complete the Closing is subject, at the option of the Shareholders and the Company, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Shareholders and the Company in writing.

(a) Representations and Covenants. The representations and warranties of Textmunication contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Textmunication shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Textmunication on or prior to the Closing Date. Textmunication shall have delivered to the Shareholders and the Company, a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Textmunication or the Company.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2015 which has had or is reasonably likely to cause a Textmunication Material Adverse Effect.

(d) SEC Reports. Textmunication shall have filed all reports and other documents required to be filed by Textmunication under the U.S. federal securities laws through the Closing Date.

(e) OTCPink Quotation. Textmunication shall have maintained its status as a company whose common stock is quoted on the OTCPink and no reason shall exist as to why such status shall not continue immediately following the Closing.

(f) Deliveries. The deliveries specified in Section 5.02 shall have been made by Textmunication.

(g) No Suspensions of Trading in Textmunication Shares; Listing. Trading in Textmunication Shares shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Textmunication) at any time since the date of execution of this Agreement, and Textmunication Shares shall have been at all times since such date listed for trading on a trading market.

(h) Satisfactory Completion of Due Diligence. The Company and the Shareholders shall have completed their legal, accounting and business due diligence of Textmunication and the results thereof shall be satisfactory to the Company and the Shareholders in their sole and absolute discretion.

SECTION 6.02. Textmunication Conditions Precedent. The obligations of Textmunication to enter into and complete the Closing are subject, at the option of Textmunication, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Textmunication in writing.

(a) Representations and Covenants. The representations and warranties of the Shareholders and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and the Company on or prior to the Closing Date. The Company shall have delivered to Textmunication, if requested, a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Textmunication, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Textmunication.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2015 which has had or is reasonably likely to cause a Company Material Adverse Effect.

(d) Deliveries. The deliveries specified in Section 5.01 and Section 5.03 shall have been made by the Shareholders and the Company, respectively.

(e) Audited Financial Statements and Form 10 Disclosure. The Company shall have provided Textmunication and the Shareholders with reasonable assurances that Textmunication will be able to comply with its obligation to file a current report on Form 8-K no later than four (4) business days following the Closing containing the requisite audited consolidated financial statements of the Company and the requisite Form 10 disclosure regarding the Company.

(f) Satisfactory Completion of Due Diligence. Textmunication shall have completed its legal, accounting and business due diligence of the Company and the Shareholders and the results thereof shall be satisfactory to Textmunication in its sole and absolute discretion.

ARTICLE VII

Covenants

SECTION 7.01. Public Announcements. Prior to the Closing, Textmunication and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

SECTION 7.02. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

SECTION 7.03. Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

SECTION 7.04. Exclusivity. Each of Textmunication and the Company shall not (and shall not cause or permit any of their affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each of Textmunication and the Company shall notify each other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 7.05. Filing of Form 8-K and Press Release. Textmunication shall file, no later than four (4) business days after the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of the Company.

SECTION 7.06. Access. Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

SECTION 7.07. Preservation of Business. From the date of this Agreement until the Closing Date, the Company and Textmunication shall operate only in the ordinary and usual course of business consistent with their respective past practices (provided, however, that Textmunication shall not issue any securities without the prior written consent of the Company), and shall use reasonable commercial efforts to (a) preserve intact their respective business organizations, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of their respective businesses, and (c) not permit any action or omission that would cause any of their respective representations or warranties contained herein to become inaccurate or any of their respective covenants to be breached in any material respect.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Textmunication, to:

Textmunication Holdings, Inc.

1940 Contra Costa Blvd.

Pleasant Hill, CA

Attention: Wais Asefi

If to the Company, to:

Aspire Consulting Group, LLC

8220 Crestwood Heights Drive, Suite 1406

McLean, VA 22102

Attention: Mark S. Johnson

SECTION 8.02. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Textmunication and the Shareholders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 8.03. Replacement of Securities. If any certificate or instrument evidencing any Textmunication Shares is mutilated, lost, stolen or destroyed, Textmunication shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Textmunication of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Textmunication Shares. If a replacement certificate or instrument evidencing any Textmunication Shares is requested due to a mutilation thereof, Textmunication may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 8.04. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, Textmunication and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 8.05. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 8.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.07. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 8.08. Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and Textmunication Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 8.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada, without reference to principles of conflicts of laws. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the federal or state courts sitting in Las Vegas, Nevada, and the parties hereby waive any and all rights to trial by jury.

SECTION 8,10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law, or otherwise by any of the Parties without the prior written consent of the other Parties Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

Textmunication:	TEXTMUNICATION HOLDINGS, INC.

	By:	/s/ Wais Asefi
	Name:	Wais Asefi
	Title:	President and CEO

The Company:	ASPIRE CONSULTING GROUP, LEG

	By:	/s/ Mark S. Johnson
	Name:	Mark S. Johnson
	Title:	President